Item 77.I. Terms of New or Amended Securities
Core Fixed Income Portfolio, Core Plus Fixed Income Portfolio, Corporate Bond Portfolio, Global Strategist Portfolio, High Yield Portfolio, Limited Duration
Portfolio, Mid Cap Growth Portfolio, (collectively, the
"Portfolios")
The Boards approved closing the Class L Shares to both new and existing investors and implement share class specific expense caps on Class C Shares of each Morgan Stanley Fund consistent with the existing total expense cap approach for all Morgan Stanley Funds not impacted by total expense ratio ("TER") caps related to Board/Shareholder approved mergers. Class L Shares may be exchanged for Class L Shares of any Morgan
Stanley Fund even though Class L Shares will be closed to investors. The Fund made these changes in a supplement to its Prospectus filed via EDGAR with the Securities and Exchange Commission (the
"Commission") on July 25, 2014 (accession number 0001104659-15-020125) and incorporated by reference herein.
Core Fixed Income Portfolio, Core Plus Fixed Income Portfolio, Corporate Bond Portfolio, Global Strategist Portfolio, High Yield Portfolio, Limited Duration
Portfolio, Mid Cap Growth Portfolio, (collectively, the
"Portfolios")
The Boards ratified and approved revisions to certain language regarding the purchase of Class A Shares to be more consistent with industry standards. In particular, language was revised to: (i) indicate that Class A Shares may be purchased and redeemed directly from the Fund as well as through a financial intermediary, (ii) clarify the definition of Related Accounts for purposes of identifying purchases that may benefit from a reduced sales charge schedule, (iii) clarify the types of accounts for which waivers of the front-end sales charge may be available and (iv) add language stating that certain front-end sales charge waivers may not be available depending on the policies at certain Financial Intermediaries. The prospectus of Institutional Fund Trust was updated in accordance with the annual update filed on February 3, 2015 with the Securities and Exchange Commission (the "Commission") (accession number 0001104659-15-
006304) and incorporated by reference herein.
Core Plus Fixed Income Portfolio
Morgan Stanley Investment Management Inc., the Fund's investment adviser, has agreed to reduce the Fund's total expense ratio caps with respect to each share class of the Core Plus Fixed Income Portfolio. The Fund made these changes in a supplement to its Prospectus filed via
EDGAR with the Securities and Exchange Commission
(the "Commission") on October 3, 2014 (accession number 0001104659-14-070094) and incorporated by reference herein.